Exhibit 10.1

PROMISSORY NOTE

$1,625,000                                                  Sunnyvale, California                      November 24, 2008

FOR VALUE RECEIVED, CORE SYSTEMS INCORPORATED, a California corporation ("Maker"), unconditionally promises to pay to C ACQUISITION CORP., a Delaware corporation ("Holder"), or order, at such address as Holder shall designate by written notice to Maker, the principal sum of One Million Six Hundred Twenty-five Thousand Dollars ($1,625,000) with interest from the date of this Note on unpaid principal at the rate of six percent (6%) per annum.

The Maker shall make initial payments of principal as follows:

•	On or before November 28, 2008, $125,000; and
•	On or before December 24, 2008, $500,000.

No interest shall accrue with respect to either such initial principal payment until and after its respective due date.

Thereafter, the remaining principal and accrued interest shall be paid in equal monthly installments of principal and interest, evenly amortized over a period of sixty (60) months commencing on February 1, 2009 and continuing on the first day of each month thereafter until paid in full. Payments shall be applied first to accrued interest and the balance to principal.

All principal and interest payments shall be made in lawful money of the United States. Time is of the essence for each and every obligation under this Note. Maker shall be entitled to prepay any or all of the principal at any time without penalty. Maker shall be entitled to a prepayment discount in the amount of ten percent (10%) of the principal balance then outstanding in the event that Maker prepays the entire balance of principal and accrued interest.

In the event of the occurrence of any one or more of the following events, the whole sum of unpaid principal and accrued interest shall become immediately due and payable at the option of the Holder:

1.           Failure to pay an installment of interest or principal when due if such failure continues for a period of five (5) days after such installment is due;

2.	Any breach or default by Maker under the Security Agreement given to secure this Note;

3.           Insolvency (however evidenced) or the commission of any act of insolvency;

4.	The making of a general assignment for the benefit of creditors;

5.           The filing of any petition or the commencement of any proceeding by the Maker for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors; or

6.           The filing of any petition or the commencement of any proceeding against the Maker for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, which proceeding is not dismissed within thirty (30) days.

Maker shall have the right to offset against the unpaid balance due to Holder under this Note any sum for which Buyer is entitled to indemnity from Seller under section 7.1 of that certain Asset Purchase Agreement between Maker and Holder dated November 14, 2008. For this purpose, the terms “Buyer” and “Seller” shall have the meanings assigned to them in such Asset Purchase Agreement.

If under any circumstance Holder should ever receive as interest an amount that would exceed the highest lawful rate permitted to be agreed upon by the parties with respect to the amount due hereunder, such amount as would be excessive interest shall be applied to the reduction of the unpaid principal balance and not to the payment of interest. This provision shall control every other provision of this Note and all agreements between Maker and Holder.

Neither the acceptance of any payments from any person nor Holder's delay or failure to exercise its remedies hereunder shall constitute a waiver of Holder's remedies with regard to the current or any subsequent occurrence of the same or any other default.

Except as expressly provided in this Note, Maker waives presentment, demand, protest, notice of protest, notice of dishonor, notice of non-payment, and notice of any kind with respect to this Note or the performance of the obligations under this Note.

This Note shall be governed by and construed according to the laws of the State of California, and any action or proceeding for the enforcement or collection of sums due hereunder shall be brought in the County of Santa Clara, California.

Maker agrees to pay the following costs, expenses, and attorneys' fees paid or incurred by the Holder of this Note, or adjudged by a court:

(a)           Actual and validly claimed costs of collection, costs and expenses and attorneys' fees paid or incurred in connection with the collection or enforcement of this

Note, whether or not suit is filed; and

(b)           Costs of suit in such sum as the court may adjudge as attorneys' fees in any action to enforce payment of this Note or any part of it.

This Note and all of the covenants and agreements contained in it shall be binding on and inure to the benefit of the respective legal and personal representatives, devisees, heirs, successors, and assigns of the Maker and the Holder.

This Note is secured under a written Security Agreement dated November 21, 2008.

MAKER:

CORE SYSTEMS INCORPORATED,
a California corporation

By /s/ D. W. Lindsey
/s/ Walt Wriggins